Chrysler Financial DaimlerChrysler Auto Trust 2004-A Monthly Servicer’s Certificate (HV)	Distribution Date:	10-May-04

Payment Determination Statement Number	2
Distribution Date	10-May-04

Dates Covered	From and Including	To and Including

Collections Period	01-Apr-04	30-Apr-04
Accrual Period	08-Apr-04	09-May-04
30/360 Days	30
Actual/360 Days	32

	Number of
Collateral Pool Balance Data	Accounts	$Amount

Pool Balance — Beginning of Period	87,813	1,503,436,281.74
Collections of Installment Principal		29,687,463.03
Collections Attributable to Full Payoffs		18,264,164.23
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		249,847.82

Pool Balance — End of Period	86,300	1,455,234,806.66

Pool Statistics		End of Period

Initial Pool Balance (Pool Balance at the Purchase Date)		1,574,003,577.68
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)		92.45%
Ending O/C Amount		84,672,953.60
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)		106.18%
Cumulative Net Losses		176,506.70
Net Loss Ratio (3 mo. Weighted Avg.)		0.06920%
Cumulative Recovery Ratio		48.51%
60+ Days Delinquency Amount		2,081,457.88
Delinquency Ratio (3 mo. Weighted Avg.)		0.05540%
Weighted Average APR		6.028%
Weighted Average Remaining Term (months)		50.32
Weighted Average Seasoning (months)		11.88
Cash Sources

Collections of Installment Principal		29,687,463.03
Collections Attributable to Full Payoffs		18,264,164.23
Principal Amount of Repurchases		0.00	O/C Release (Prospectus pg S18-S20)
Recoveries on Loss Accounts		129,168.88	Pool Balance	1,455,234,806.66
Collections of Interest		7,546,854.40	Yield Supplement O/C Amount	(42,503,432.56)

Investment Earnings		31,441.20	Adjusted Pool Balance	1,412,731,374.10
Reserve Account		3,750,000.00

Total Sources		59,409,091.74	Total Securities	1,370,561,853.06

			Adjusted O/C Amount	42,169,521.04
Cash Uses

Servicer Fee		1,252,863.57	O/C Release Threshold	70,636,568.71
A Note Interest		2,006,746.25
Priority Principal Distribution Amount		0.00	O/C Release Period?	No
B Note Interest		106,875.00
Reserve Fund		3,750,000.00	O/C Release	0.00
Regular Principal Distribution Amount		52,292,606.92
Distribution to Certificateholders		0.00

Total Cash Uses		59,409,091.74

Administrative Payment

Total Principal and Interest Sources		59,409,091.74
Investment Earnings in Trust Account		(31,441.20)
Daily Collections Remitted		(58,517,129.60)
Cash Reserve in Trust Account		(3,750,000.00)
Servicer Fee (withheld)		(1,252,863.57)
O/C Release to Seller		0.00

Payment Due to/(from) Trust Account		(4,142,342.63)

	Beginning	Ending	Principal	Principal per	Interest	Interest per
	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original
Notes

Class A-1 380,000,000 @ 1.0725%	302,854,459.98	250,561,853.06	52,292,606.92	95.6566245	288,721.25	0.5281454	546670000
Class A-2 427,000,000 @ 1.41%	427,000,000.00	427,000,000.00	0.00	0.0000000	501,725.00	0.9593212	523000000
Class A-3 366,000,000 @ 2.00%	366,000,000.00	366,000,000.00	0.00	0.0000000	610,000.00	1.2525667	487000000
Class A-4 282,000,000 @ 2.58%	282,000,000.00	282,000,000.00	0.00	0.0000000	606,300.00	1.2373469	490000000
Class B 45,000,000 @ 2.85%	45,000,000.00	45,000,000.00	0.00	0.0000000	106,875.00	1.5545186	68751189

Total Notes	1,422,854,459.98	1,370,561,853.06	52,292,606.92		2,113,621.25		2,115,421,189.00

*	Class A-1 Interest is computed on an Actual/360 Basis. Days in current period 32